Exhibit 99.1

News Release

Wells Fargo CEO and President Tim Sloan to Retire;

Board of Directors Elects Allen Parker as Interim

CEO and President

External search for permanent CEO to commence

SAN FRANCISCO — March 28, 2019 — Wells Fargo & Company (NYSE: WFC) announced today that Chief Executive Officer and President Timothy J. Sloan has informed the Company’s Board of Directors of his decision to retire from the Company, effective June 30, 2019, and to step down as CEO, president, and Board member effective immediately. The Board has elected C. Allen Parker, who served as the Company’s General Counsel, as interim CEO and President (and member of the Board), effective immediately. An external search process will now begin for the Company’s new CEO and President.

Wells Fargo Board Chair Betsy Duke said, “Tim Sloan has served this Company with pride and dedication for more than 31 years, including in his role as CEO since October 2016. He has worked tirelessly over this period for all of our stakeholders in the best long-term interest of Wells Fargo. His decision, and today’s announcement, reflect that commitment and his belief that a new CEO at this time will best position the Company for success.”

Sloan said, “I have been very fortunate to work for such a great Company, and with so many dedicated team members, for more than 31 years, and I am very proud of what we have accomplished together. In my time as CEO, I have focused on leading a process to address past issues and to rebuild trust for the future. We have made progress in many areas and, while there remains more work to be done, I am confident in our leadership team and optimistic about the future of Wells Fargo. However, it has become apparent to me that our ability to successfully move Wells Fargo forward from here will benefit from a new CEO and fresh perspectives. For this reason, I have decided it is best for the Company that I step aside and devote my efforts to supporting an effective transition.”

Regarding the external search for a new CEO, and the interim CEO role, Duke added, “The Board has a continuous succession planning process through which we identify potential successors within the Company. Although we have many talented executives within the Company, the Board has concluded that seeking someone from the outside is the most effective way to complete the transformation at Wells Fargo. Accordingly, we will immediately initiate an external search and have selected Allen to serve as interim CEO. During this search period, the Board and I will work closely with Allen and the Company’s leadership team to continue to move forward on Wells Fargo’s goals and commitments. Since joining in early 2017 as our General Counsel, Allen has brought thoughtful and independent points of view to business, strategy, and governance matters, and he has earned the respect and full confidence of our Board and executive team as he takes on this interim CEO role.”

Parker, 64, served as Senior Executive Vice President and General Counsel at Wells Fargo from March 2017 to March 2019. Previously, he was presiding partner at the law firm of Cravath, Swaine & Moore from January 2013 until December 2016, where he was responsible for development and implementation of firm-wide strategy and day-to-day firm leadership, including financial analysis and reporting, business development, risk management, and public relations. While at Cravath, Parker also served as deputy presiding partner from January 2007 to December 2012 and as managing partner of the corporate department from January 2001 to December 2004. Parker joined Cravath in 1984 and was a partner from June 1990 to March 2017, and he was a member of the firm’s corporate governance and Board advisory practice. He has extensive experience in a broad range of finance, banking and related matters. He earned an undergraduate degree from Duke University, an M.A. from the University of Chicago, and a J.D. from the Columbia University School of Law.

© 2019 Wells Fargo Bank N.A. All rights reserved. For Public Use.

“In my two years at Wells Fargo, I have been deeply impressed with the commitment of our 259,000 team members to move this great company forward and to build an even stronger foundation for the future,” said Parker. “I am fully committed to this role as we continue the important work at hand in support of all our stakeholders, particularly our customers, and prepare for a smooth and effective transition to a permanent CEO.”

Given Parker’s new role, Deputy General Counsel Douglas R. Edwards will serve as interim General Counsel and join the Company’s Operating Committee, effective immediately. A 24-year Company veteran, Edwards most recently led the Global Commercial and Securities Division of the Legal Department.

Conference Call

The Company will host a live conference call on March 28, 2019, at 3 p.m. Pacific time (6 p.m. Eastern time) to discuss today’s announcement. The live audio webcast will be available at the following address: https://engage.vevent.com/rt/wells_fargo_ao~4275308.

You also may listen to the call by dialing 866-872-5161.

A replay of the conference call will be available beginning at 6 p.m. Pacific time (9 p.m. Eastern time) on March 28 through noon Pacific time (3 p.m. Eastern time) on April 11. Please dial 855-859-2056 (U.S.) or 404-537-3406 (International) and enter Conference ID #4275308.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services Company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,800 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 37 countries and territories to support customers who conduct business in the global economy. With approximately 259,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 26 on Fortune’s 2018 rankings of America’s largest corporations.

Contact:

Media Contact

Arati Randolph, 704-743-6968

arati.randolph1@wellsfargo.com

Mark Folk, 704-383-7088

mark.folk@wellsfargo.com

or

Investor Relations

John Campbell, 415-396-0523

john.m.campbell@wellsfargo.com

© 2019 Wells Fargo Bank N.A. All rights reserved. For Public Use.